Proprietary and Confidential

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into by and between the QuantmRE, Inc., a Delaware corporation (the “Company”) and the undersigned party signing the signature page hereof as Purchaser (the “Purchaser”), effective as of the date set forth above the Company’s signature on the Acceptance of Purchase page of this Agreement.

RECITALS

In consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company hereby agree as follows.

1.Purchase.

(a)Subject to the terms and conditions hereof, the Purchaser hereby irrevocably tenders this Purchase (this “Purchase”) for that number of EQRE Tokens (“Tokens”) set forth on the signature page, which Tokens represent shares of the Company’s Series T Preferred Stock (“Preferred Stock”) in the amount set forth on the “Purchase Amount” line on the Purchaser’s applicable signature page hereto (the “Signature Page”) or on the online subscription page.

(b)This Purchase, when and if accepted by the Company, will constitute a commitment to contribute to the Company that portion of the Purchase Amount accepted by the Company (the “Commitment”), in accordance with the Delivery Instructions attached hereto as Exhibit B.  The Purchaser shall be admitted as a Token Holder in the Company (“Token Holder”) at the time this Purchase is accepted and executed by the Company and the Purchaser hereby irrevocably agrees to be bound by the Company’s Amended and Restated Certificate of Incorporation and Bylaws (together, the “Company Documents”), copies of which are attached hereto as Exhibit G.  This Agreement will become irrevocable with respect to the Purchaser at the time of its submission to the Company and may not be withdrawn by the Purchaser unless the Company rejects this Purchase.

(c)The Company may accept or reject this Purchase, in whole or in part, in its sole discretion.  This Purchase shall be deemed to be accepted by the Company and this Agreement shall be binding against the Company only upon execution and delivery to the Purchaser of the Acceptance of Purchase attached hereto.  At the Closing, the Company will execute the Acceptance of Purchase and deliver notice of such Closing to the Purchaser within a reasonable time after such Closing.  Upon such acceptance, the Purchaser shall be issued the Tokens for which it has subscribed.  Failure to deliver a fully-completed and executed Agreement may result in the Company rejecting this Purchase.

(d)The Company has the unrestricted right to condition its acceptance of the Purchaser’s Purchase, in whole or in part, upon the receipt by the Company of any additional instruments (including any designations, representations, warranties, covenants), documentation and information

Purchase Agreement page 1

Proprietary and Confidential

requested by the Company in its sole discretion, including an opinion of counsel to the Purchaser, evidencing the legality of an investment in the Company by the Purchaser and the authority of the person executing this Agreement on behalf of the Purchaser (collectively the “Additional Documents”), in addition to these Purchase Documents.

(e)The Purchaser understands that the Company has entered into or expects to enter into separate Purchase agreements with other investors which are or shall be substantially similar in all material respects to this Agreement providing for the admission of such other investors as Token Holders in the Company.  This Agreement and such separate Purchase agreements are separate agreements and the sale arrangements between the Company and such other investors are separate sales.  The Purchaser also acknowledges that the Company may enter into side letters with certain Token Holders (which may include the Purchaser) which contain terms different from those in this Agreement or amend and supplement certain provisions of the Company Agreement as it applies to such Token Holders.

2.Representations and Warranties of the Purchaser.

The Purchaser hereby represents and warrants to the Company as of the date of this Agreement and as of the date of any capital contribution to the Company (and the Purchaser agrees to notify the Company in writing immediately if any changes in the information set forth herein occur):

(a)The Purchaser represents that it is a “Qualified Purchaser”, meaning Purchaser is either (i) an “Accredited Investor” within the meaning of Rule 501 under the Securities Act of 1933 (the “Securities Act”), (ii) a non-accredited investor and the investment in the Tokens does not represent more than 10% of the greater of Purchaser’s annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

(b)The Purchaser is purchasing the Tokens solely for the Purchaser’s own account for investment purposes only and not with a view to the sale or distribution of any part or all thereof by public or private sale or other disposition.  The Purchaser understands that no public market exists for the Tokens and that the Tokens may have to be held for an indefinite period of time.  The Purchaser has no intention of selling, granting any participation in or otherwise dividing, distributing or disposing of any portion of the Tokens, except that participants in and beneficiaries of any Purchaser that is a Qualified Plan Investor (as defined below) shall benefit as provided in plan documents.

(c)The Purchaser (either alone or with the Purchaser’s professional advisers who are unaffiliated with the Company or its affiliates) has such knowledge, sophistication and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of an investment in the Tokens and has the capacity to protect the Purchaser’s own interest in connection with the Purchaser’s proposed investment in the Tokens.  The Purchaser understands that an investment in the Tokens is highly speculative and the Purchaser is able to bear the economic risk of such investment for an indefinite period of time and the loss of the Purchaser’s entire investment.

(d)All questions of the Purchaser related to the Purchaser’s investment in the Tokens have been answered to the full satisfaction of the Purchaser and the Purchaser has received all the information the Purchaser considers necessary or appropriate for deciding whether to purchase the Tokens.

Purchase Agreement page 2

Proprietary and Confidential

(e)This Agreement, upon acceptance by the Company, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms except to the extent limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

(f)If the Purchaser is a natural person, the Purchaser (i) has full legal capacity to execute and deliver this Agreement and to perform the Partner’s obligations hereunder and (ii) is a bona fide resident of the state of residence set forth on Exhibit A and has no present intention of becoming a resident of any other state or jurisdiction.

(g)If the Purchaser is not a natural person, the Purchaser (i) is duly organized and has all requisite power to execute and deliver this Agreement and perform its obligations hereunder, (ii) has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and (iii) was not organized for the specific purpose of acquiring the Tokens.

(h)Other than as set forth herein or in the Company Agreement (and any separate agreement in writing with the Company executed in conjunction with the Purchaser’s Purchase for the Tokens), the Purchaser is not relying upon any information, representation or warranty by the Company or any of its respective agents or representatives in determining to invest in the Company. The Purchaser has consulted, to the extent deemed appropriate by the Purchaser, with the Purchaser’s own advisers as to the financial, tax, legal and other matters concerning an investment in the Tokens and on that basis and the basis of its own independent investigations, without the assistance of the Company or any of its agents or representatives, believes that an investment in the Tokens is suitable and appropriate for the Purchaser. Purchaser hereby represents and warrants that it has had its own independent legal counsel review and approves all of the legal documents executed in connection with its Purchase.

(i)The Purchaser has received and read a copy of the Company’s Form 1A and Offering Circular (the “Circular”) and understands the risks and expenses of an investment in, the Company.  The Purchaser acknowledges that it has reviewed and understands the “Conflicts of Interest” section of the Circular, and further understands that (i) the Management Company and Investment Company (as defined in the Circular) and their affiliates (A) may carry on investment activities for their own accounts, for family members and friends who do not invest in the Company; (B) may give advice and recommend investments to their respective family and friends that differs from advice given to, or investments recommended or bought for, the Company, even though their business or investment objectives may be the same or similar; (C) will be engaged in activities, including investment activities, apart from their management of the Company as permitted by this Agreement and (D) may direct the Company to purchase from or make investments into entities which are owned, managed, or controlled by the Management Company and its affiliates or, as a result of which, the Management Company or its affiliates will receive a financial benefit; (ii) certain employees of the Management Company are expected to continue to perform services for the Management Company and its affiliates, as well as for other entities, investment funds and accounts in such manner as the Management Company, in its sole discretion, deems appropriate (subject to the limitations on the timing of such establishment, as described below); (iii) certain other selling, general and administrative expenses will be shared by the Company and companies affiliated with the Management Company; (iv) the Company may co-invest with affiliates of the Management Company; and (v) the Company may use affiliates of the Management Company to provide certain services to the Company.

Purchase Agreement page 3

Proprietary and Confidential

(j)The Purchaser understands and acknowledges that (i) any description of the Company’s business and prospects given to the Purchaser is not necessarily exhaustive, (ii) all estimates, projections and forward-looking statements were based upon the best judgment of the Company’s management at the time such estimates or projections were made and that whether or not such estimates, projections or forward-looking statements will materialize will depend upon many factors that are out of the control of the Company and (iii) there is no assurance that any projections, estimates or forward-looking statements will be attained.

(k)The Purchaser’s information provided in this Agreement (including the exhibits hereto) is complete and accurate and may be relied upon by the Company. Additionally, by executing the Purchase Agreement, the Purchaser acknowledges and agrees that any identifying information or documentation regarding the Purchaser and/or its suitability to invest in the Company that was furnished by the Purchaser to the Company or their affiliates online, or via e-mail, whether in connection with this Purchase or previously, may be made available to the Company , remains true and correct in all respects and may, at the discretion of the Company, be incorporated by reference herein (collectively, “Supporting Documents”).

(l)Neither this Purchase nor any of the Purchaser’s contributions of Commitments do or will directly or indirectly contravene applicable laws and regulations, including anti-money-laundering laws and regulations.  The Purchaser understands and agrees that the Company may undertake any actions that the Company deems necessary or appropriate to ensure compliance with applicable laws, rules and regulations regarding money laundering or terrorism. In furtherance of such efforts, the Purchaser hereby represents, covenants, and agrees that, to the best of the Purchaser’s knowledge based on reasonable investigation:

(i)None of the Purchaser’s capital contributions to the Company (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

(ii)To the extent within the Purchaser’s control, none of the Purchaser’s capital contributions to the Company will cause the Company or any of its personnel to be in violation of federal anti-money laundering laws, including without limitation the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and any regulations promulgated thereunder.

(iii)The Purchaser acknowledges that due to anti-money laundering requirements operating in the United States, as well as the Company’s own internal anti-money laundering policies, the Company may require further identification of the Purchaser and the source of its capital contribution before these Purchase Documents can be processed, capital contributions can be accepted or distributions made.  When requested by the Company, the Purchaser will provide any and all additional information, and the Purchaser understands and agrees that the Company may release confidential information about the Purchaser (and, if applicable, any underlying beneficial owner or

Purchase Agreement page 4

Proprietary and Confidential

Related Person2 to any person) if the Company has determined that such release is necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities; provided, that prior to releasing any such information, the Company shall confirm with counsel that such release is necessary to so ensure said compliance.

(m)Except as otherwise disclosed in writing to the Company, the Purchaser represents and warrants that neither it, nor to the best of its knowledge and belief after due inquiry, the Beneficial Owners (as defined below), nor any person or entity controlled by, controlling or under common control with the Purchaser or the Beneficial Owners, nor any person having a beneficial or economic interest in the Purchaser or the Beneficial Owners, any person for whom the Purchaser is acting as agent or nominee in connection with this investment, nor in the case of a Purchaser which is an entity, any Related Person is:

(i)a Prohibited Investor;3

(ii)a Senior Foreign Political Figure,4 any Token Holder of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate5 of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;6

(iii)a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; or

2 For purposes of this subparagraph (c) and subparagraph (d) below, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity (a “Qualified Plan”), the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such Qualified Plan.

3 For purposes of this subparagraph (d), “Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the Company in connection therewith.

4 For purposes of this subparagraph (d), “Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation.  In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

5 For purposes of this subparagraph (d), “Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure.

6 For purposes of this subparagraph (d), “Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a Token Holder and with which designation the U.S. representative to the group or organization continues to concur.

Purchase Agreement page 5

Proprietary and Confidential

(iv)a person or entity who gives the Purchaser reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank,7 an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

(n)The Purchaser understands the rights, obligations and restrictions of Token Holders, including that withdrawals of capital from the Company by Token Holders are limited by the terms of the Company Agreement.

(o)The Purchaser understands that the Company intends to operate in such a manner that (i) an investment in the Company will be a permissible investment for Qualified Plan Investors and (ii) the Company will qualify for an exemption from the “look through” rule of the Plan Asset Regulations (U.S. Department of Labor regulation 20 C.F.R. section 2510.3-101), including limiting the holdings of Qualified Plan Investors to less than 25 percent of the Tokens.

(p)If the Purchaser is or would be an investment company (as defined by the Company Act) but for the exceptions contained in section 3(c)(1) or section 3(c)(7) of the Company Act, (i) the Purchaser’s Tokens does not represent 40% or more of the total assets and committed capital of the Purchaser, (ii) the Purchaser has informed the Company of the number of persons that constitute “beneficial owners” of such Purchaser’s outstanding securities (other than short-term paper) within the meaning of clause (A) of subsection 3(c)(1) of Company Act, and will inform the Company promptly upon any change in that number and (iii) the Purchaser agrees that the Company may require the Purchaser to withdraw at any time so much of its Tokens as is necessary to keep such Tokens below 10% of the total Tokens.

(q)If the Purchaser is an “employee benefit plan” as defined in section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan with respect to which section 4975 of the Internal Revenue Code, as amended (the “Code”) applies or an entity or account whose assets are deemed to include assets of any such plan (a “Qualified Plan Investor”), (i) the Purchaser has completed and complied with the instructions set forth in Exhibit D to this Agreement, making the representations and warranties referenced therein and (ii) if the Company or any partner, employee or agent of the Company is ever held to be a fiduciary, the fiduciary responsibilities, if any, of

7 For purposes of this subparagraph (d), “Foreign Shell Bank” shall mean a Foreign Bank without a Physical Presence in any country, but does not include a Regulated Affiliate.

A “Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

“Physical Presence” shall mean a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank (i) employs one or more individuals on a full-time basis, (ii) maintains operating records related to its banking activities, and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

“Regulated Affiliate” shall mean a Foreign Shell Bank that is an affiliate of a depository institution, credit union or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country regulating such affiliated depository institution, credit union or Foreign Bank.

Purchase Agreement page 6

Proprietary and Confidential

that person shall be limited to the person’s duties in administering the business of the Company, and such person shall not be responsible for any other duties with respect to any Qualified Plan Investor.

(r)The Purchaser understands the meaning and legal consequences of the representations and warranties made by the Purchaser herein, and that the Company is relying on such representations and warranties in making its determination to accept or reject this Agreement.

3.Digitized Shares.  The Purchaser understands and agrees that the Tokens will not be represented by a certificate but rather will be recorded on a distributed ledger on the blockchain and will be stored in a digitized/tokenized format and that the Purchaser will be responsible for the maintenance of the Purchasers wallet and private key granting access to such wallet and that the loss of such private key could result in the loss of the Tokens and Purchaser’s investment entirely.

4.Liability.  The Purchaser agrees that neither the Company, the Management Company nor any of its respective affiliates, nor their respective managers, officers, directors, shareholders, members, equity holders, employees or other applicable representatives (collectively, the “Company’s Representative”), shall incur any liability (a) in respect of any action taken upon any information provided to the Company by the Purchaser (including any Supporting Documents or Additional Documents) or for relying on any notice, consent, request, instructions or other instrument believed, in good faith, to be genuine or to be signed by properly authorized persons on behalf of the Purchaser, including any document transmitted by email or (b) for adhering to applicable anti-money laundering obligations whether now or hereinafter in effect.

5.Indemnification.  To the extent permitted by law, the Purchaser agrees that it will indemnify and hold harmless the Company and the Company Representatives from and against any and all direct and consequential loss, damage, liability, cost or expense (including reasonable attorneys’ and accountants’ fees and disbursements, whether incurred in an action between the parties hereto or otherwise, and including any liability which results directly or indirectly from the Company nor the Company Representative becoming subject to ERISA or Section 4975 of the Code) (collectively, “Losses”) which the Company or the Company Representative , the Management Company and their Affiliated Persons, or any one of them, may incur by reason of or in connection with these Purchase Documents (including any Supporting Documents and Additional Documents), including any misrepresentation made by the Purchaser or any of the Purchaser’s agents (including, but not limited to, any misrepresentation of Purchaser’s status under ERISA or the Code), any breach of any declaration, representation or warranty of Purchaser, the failure by the Purchaser to fulfill any covenants or agreements under these Purchase Documents, its or their reliance on email or other instructions, or the assertion of the Purchaser’s lack of proper authorization from the Beneficial Owner(s) to execute and perform the obligations under these Purchase Documents.  The Purchaser also agrees that it will indemnify and hold harmless the Company, the Company Representatives and their respective affiliates from and against any and all direct and consequential Losses that they or any one of them, may incur (a) as provided in Section 10 below and (b) by reason of, or in connection with, the failure by the Purchaser to comply with any applicable law, rule or regulation having application to the Company and the Company Representatives.

6.Waiver; Conflict of Interest.  The Purchaser acknowledges and agrees that the Management Company and its affiliates will be subject to various conflicts of interest in carrying out the Management Company’s responsibilities to the Company. Affiliates of the Management Company may

Purchase Agreement page 7

Proprietary and Confidential

also be in competition with the Company or its investments. Other funds may be formed in the future with objectives that are the same as or similar to the Company’s objectives.  Each Purchaser hereby waives any such conflicts of the Management Company and its affiliates by executing this Purchase Agreement.

7.Confidentiality.  The Purchaser shall keep confidential, and not make use of or disclose to any person (other than for purposes reasonably related to its interest in the Company or as required by law), any information or matter received from or relating to the Company; provided that the Purchaser may disclose any such information to the extent that such information (i) is or becomes generally available to the public through no act or omission of the Purchaser, (ii) was already in the possession of the Purchaser at the time of such disclosure or (iii) is communicated to the Purchaser by a third party without violation of confidentiality obligations.

8.USA PATRIOT Act.  To comply with applicable laws, rules and regulations designed to combat money laundering or terrorism, the Purchaser shall provide the information on Exhibit E hereto.

9.Beneficial Ownership.  The Purchaser represents and warrants that it is subscribing for Interests for Purchaser’s own account and own risk, unless the Purchaser advises the Company to the contrary in writing and identifies with specificity each supplemental Beneficial Owner (as defined below) as well as such other information and/or documentation as may be requested or required by the Company.  The Purchaser also represents that it does not have the intention or obligation to sell, distribute or transfer its Interests or any portion thereof, directly or indirectly, to any other person or entity or to any nominee account. If the Purchaser is subscribing on behalf of a Beneficial Owner, then the Purchaser represents that all Purchase payments transferred to the Purchaser with respect to such Beneficial Owner originated directly from a bank or brokerage Account in the name of such Beneficial Owner.

The Purchaser represents and warrants that the Purchaser is not (a) acting as trustee, custodian, agent, representative or nominee for (or with respect to) another person or entity (howsoever characterized and regardless of whether such person or entity is deemed to have a property interest, or the like, with respect to such Interests under local law) or (b) an entity (other than a publicly-traded company listed on an organized exchange (or a subsidiary or a pension fund of such a company) based in a FATF-Compliant Jurisdiction (as defined below) investing on behalf of underlying investors (including a Company-of-Companies) (the persons, entities and underlying investors referred to in (a) and (b) being referred to collectively as the “Beneficial Owners”).  If the preceding sentence is not true, the Purchaser represents and warrants that:

(i) The Purchaser understands and acknowledges that the representations, warranties and agreements made herein are made by the Purchaser (A) with respect to the Purchaser and (B) with respect to each of the Beneficial Owners;

(ii) The Purchaser has all requisite power and authority from each of the Beneficial Owners to execute and perform the obligations under these Purchase Documents and to bind each such Beneficial Owner as a party hereto;

(iii) The Purchaser has adopted and implemented anti-money laundering policies, procedures and controls that comply, and will continue to comply, in all respects, with the requirements of applicable anti-money laundering laws and regulations; and

(iv) The Purchaser has verified, or has access to, the identity of each Beneficial Owner, holds

Purchase Agreement page 8

Proprietary and Confidential

evidence of such identity and will make such evidence, together with any other documentation or information reasonably necessary to support the accuracy of Purchaser’s representations and warranties contained herein, available to the Company upon request, and has procedures in place to ensure that the Beneficial Owners are not Prohibited Investors.

10.Survival.  The representations, warranties and agreements contained in this Agreement shall survive the execution of this Agreement by the Purchaser and acceptance of this Agreement by the Company.

11.Additional Information.  The Purchaser agrees that, upon demand, it will promptly furnish any information, and execute and deliver such documents, as reasonably required by the Company and furnish any information relating to the Purchaser’s relationship with the Company as required by governmental agencies having jurisdiction over the Company.

12.Assignment and Successors.  This Agreement may be assigned by the Purchaser only with the prior written consent of the Company.  Subject to the foregoing, this Agreement shall be binding on the respective successors, assigns, heirs and legal representatives of the parties hereto.

13.No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person, other than the parties hereto.

14.Amendment; Waiver.  Neither this Agreement nor any term hereof may be amended other than by written consent of the Purchaser and the Company.  No provision hereof may be waived other than in a writing signed by the waiving party.  Unless expressly provided otherwise, no waiver shall constitute an ongoing or future waiver of any provision hereof.

15.Governing Law.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.  For the purpose of any judicial proceeding to enforce an award or incidental to arbitration or to compel arbitration, the Purchaser and the Company hereby submit to the non-exclusive jurisdiction of the Designated Courts, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address set forth on the Purchaser Information page and Definitions page respectively.

16.Entire Agreement. This Agreement, the Company Agreement and any side letter entered into between the Company and the Purchaser, and all of the exhibits and appendices attached hereto and thereto, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersedes any prior written or oral agreements or understandings of the parties with respect thereto.

17.Notice.  All communications hereunder shall be in writing and delivered in person, by registered or certified mail, by electronic mail or otherwise delivered to the Purchaser at the applicable address or number set forth on Exhibit A hereto and to the Company at the address or number set forth in the Definitions hereto, or at such other place as the receiving party may designate to the other party by written notice.  Each such communication shall be deemed received on the earlier of (i) receipt, (ii) personal delivery, (iii) transmission by electronic mail (with evidence of transmission from the transmitting device), (iv) one business day after deposit with a nationally recognized overnight courier

Purchase Agreement page 9

Proprietary and Confidential

service or (v) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid.

18.Severability. If any provision of this Agreement is held by applicable authority to be unlawful, void or unenforceable to any extent, such provision, to the extent necessary, shall be severed from this Agreement and the remainder of this Agreement shall not be affected thereby and shall continue in full force and effect.

19.Copies and Counterparts.  Copies of signatures to this Agreement shall be valid, binding and effective as original signatures for all purposes hereunder.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one agreement.

20.Electronic Delivery of Disclosures and Schedule K-1.  The Purchaser understands that the Company and the Management Company expect to deliver tax return information, including Schedule K-1s (each, a “K-1”) to the Purchaser by either electronic mail, a posting to a Purchaser-accessible platform, or some other form of electronic delivery.  Pursuant to IRS Rev. Proc. 2012-17 (Feb. 13, 2012), the Purchaser hereby expressly understands, consents to, and acknowledges such electronic delivery of tax returns and related information.

(i)The Purchaser’s consent to electronic delivery will apply to all future K–1s unless such consent is withdrawn by the Purchaser.

(ii)If for any reason the Purchaser would like a paper copy of the K-1 after the Purchaser has consented to electronic delivery, the Purchaser may submit a request via email to admin@quantmre.com or send a written request to 2090 N. Kolb Road Suite 120, Tucson, AZ 8571,949 (873)-4098.  Requesting a paper copy of the Purchaser’s K-1 will not be treated as a withdrawal of consent

(iii)If the Purchaser in the future determines that it no longer consents to electronic delivery, the Purchaser will need to notify the Company so that it can arrange for a paper K-1 to be delivered to the address that the Company then currently has on file.  The Purchaser may submit notice via email to admin@quantmre.com or send a written request 2090 N. Kolb Road Suite 120, Tucson, AZ 8571,949 (873)-4098. The Purchaser’s consent is considered withdrawn on the date the Company receives the written request to withdraw consent. The Company will confirm the withdrawal and its effective date in writing.  A withdrawal of consent does not apply to a K-1 that was emailed to the Purchaser before the effective date of the withdrawal of consent.

(iv)The Company (or the Management Company) will cease providing statements to the Purchaser electronically if the Purchaser provides notice to withdraw consent, if the Purchaser ceases to be a Token Holder of the Company, or if regulations change to prohibit the form of delivery.

(v)If the Purchaser needs to update the Purchaser’s contact information that is on file, please email the update to the Company.  The Purchaser will be notified if there are any changes to the contact information of the Company.

Purchase Agreement page 10

Proprietary and Confidential

(vi)The Purchaser’s K-1 may be required to be printed and attached to a federal, state, or local income tax return.

BY SIGNING THIS AGREEMENT, THE PURCHASER:

(i)ACKNOWLEDGES THAT ANY MISSTATEMENT MAY RESULT IN AN IMMEDIATE REDEMPTION OF PURCHASER’S INTERESTS.

(ii)AGREES THAT IF THE COMPANY BELIEVES THAT PURCHASER OR A BENEFICIAL OWNER OF PURCHASER IS A PROHIBITED INVESTOR, THE COMPANY MAY BE OBLIGATED TO FREEZE PURCHASER’S INVESTMENT, DECLINE TO MAKE DISTRIBUTIONS OR SEGREGATE THE ASSETS CONSTITUTING PURCHASER’S INVESTMENT WITH THE COMPANY IN ACCORDANCE WITH APPLICABLE LAW.

(Signature Pages Follow)

Purchase Agreement page 11

Proprietary and Confidential

SIGNATURE PAGE TO PURCHASE AGREEMENT

INDIVIDUALS

IN WITNESS WHEREOF, the Purchaser hereby executes this Agreement as of the date set forth below.

Date:

Total Purchase Amount: $___________________

Number of Tokens:

Purchaser #1:	Purchaser #2: (if more than one individual)

(Signature)	(Signature)
(Print Name)	(Print Name)

Purchase Agreement page 12

Proprietary and Confidential

SIGNATURE PAGE TO PURCHASE AGREEMENT

ENTITIES

IN WITNESS WHEREOF, the Purchaser hereby executes this Agreement as of the date set forth below.

Date:

Total Purchase Amount: $___________________

Number of Tokens:

Purchaser:

(Name of Purchaser)

(Signature of Signatory)

(Print Name of Signatory)

(Title of Signatory)

Purchase Agreement page 13

Proprietary and Confidential

ACCEPTANCE OF PURCHASE

By signing below, the Company hereby accepts Purchaser’s Purchase for Interests in the Company in the amount indicated on the Signature Page to Purchase Agreement, and hereby authorizes this signature page to be attached to the Purchase Agreement related to the Company.

THE COMPANY

[sig|req|signer1]

[date|req|signer1]

____________________________________Date:_________________________

Matthew Sullivan

Purchase Agreement page 14

Proprietary and Confidential

Exhibit A

PURCHASER INFORMATION

1.Name of Purchaser:

2.Purchase Amount:

3.U.S. Taxpayer Identification Number or Social Security Number (if applicable):

4.Jurisdiction of Organization (for entities):

5.Purchaser’s Address of Residence or Principal Place of Business:

6.Address for Delivery and Notices (if different from above):

7.Phone Number:

8.Email Address:

9.For all Purchasers:

I agree to electronic delivery of disclosures and Schedule K-1

10.For Non-Individuals (check one):

Management Company

Limited Partnership

Limited Liability Company

Corporation

Individual Retirement Account (custodian or trustee must sign)

Trust (other than IRA) (trustee must sign)

Qualified Plan (other than IRA)

Other:  ___________________________

11.For Individuals (check one)

Single Individual (one signatory required)

Joint Tenants with Right of Survivorship (each individual must sign)

Tenants-in-Common (each individual must sign)

Community Property (one signatory required)

Purchase Agreement page 15

Proprietary and Confidential

Other: ___________________________

Purchase Agreement page 16

Proprietary and Confidential

EXHIBIT B

Purchaser should complete and execute this Agreement online or by mail, email or fax to the Company at the following address:

QuantmRE, Inc.

2090 North Kolb Road

Suite 120

Tucson, AZ, 85715

If Purchaser is not completing this form online, please return (i) the executed original copy of this signature page, (ii) the fully completed Exhibit A and Exhibit C and Exhibit E and (iii) either wire or include a cashier’s check in an amount equal to the Purchase Amount to the address (or in the case of a wire transfer, to the account) below.

Wire instructions for the Company’s bank are as follows:

Account Name:  North Capital Private Securities, Inc
Account Number: 0220003339
Bank Name:   TriState Capital Bank
Bank ABA number:043019003
FFC:     QuantmRE, Inc.

Check Instructions are as follows:

Make check payable to:North Capital Private Securities, Inc

Check Mailing Address:623 E Ft. Union Blvd, Suite 101

 Salt Lake City

UT 84047

Reference: QuantmRE, Inc.

Purchase Agreement page 17

Proprietary and Confidential

EXHIBIT C

INVESTOR STATUS

The Investor hereby represents and warrants, pursuant to Section 2(a) of the attached Purchase Agreement, that he, she or it is correctly and in all respects described by the category or categories set forth below directly under which the Investor or its authorized representative has signed his, her or its name (or initialed or otherwise indicated that each such category describes the Investor).

Check all that apply and sign below:

ACCREDITED INVESTOR REPRESENTATIONS

Purchaser makes one or more of the following representations regarding Purchaser’s status as an “Accredited Investor” (within the meaning of Rule 501 under the Securities Act), and has checked and signed the applicable representation:8

☐(i)If an individual, Purchaser has a net worth, either individually or upon a joint basis with Purchaser’s spouse, of at least $1,000,000, or has had an individual income in excess of $200,000 for each of the two most recent years, or a joint income with Purchaser’s spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

☐(ii)Purchaser is an irrevocable trust with total assets in excess of $5,000,000 whose purchase is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment.

☐(iii)Purchaser is a bank, insurance company, investment company registered under the Company Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934 (the “Exchange Act”), a business development company, a

8 The meaning of “net worth” (for purposes of determining whether Purchaser is an “accredited investor”) means the excess of total assets at fair market value over total liabilities.  For purposes of this calculation,

(a)the amount of Purchaser’s total assets shall exclude the fair market value of Purchaser’s primary residence, and

(b)the amount of Purchaser’s total liabilities shall include the amount of such Purchaser’s mortgage and other indebtedness that is secured by Purchaser’s primary residence which

(i)exceeds the fair market value of Purchaser’s primary residence at the time of Purchaser’s admission to the Company, or

(ii)has been incurred by Purchaser within the 60 day period prior to Purchaser’s admission to the Company and remains outstanding on the date of Purchaser’s admission to the Company (unless such indebtedness was incurred as a result of the acquisition of Purchaser’s primary residence).

If, at the time of Purchaser’s admission to the Company, Purchaser has mortgage and other indebtedness that is described in both of clauses (i) and (ii) above, then both amounts of indebtedness shall be included in the calculation of Purchaser’s total liabilities.

Purchase Agreement page 18

Proprietary and Confidential

Small Business Investment Company licensed by the United States Small Business Administration, a plan with total assets in excess of $5,000,000 established and maintained by a state for the benefit of its employees, or a private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940, as amended.

☐(iv)Purchaser is an employee benefit plan and either all investment decisions are made by a bank, savings and loan association, insurance company, or registered investment advisor, or Purchaser has total assets in excess of $5,000,000 or, if such plan is a self-directed plan, investment decisions are made solely by persons who are accredited investors.

☐(v)Purchaser is a corporation, partnership, limited liability company or business trust, not formed for the purpose of acquiring the Interests, or an organization described in Section 501(c)(3) of the Code, in each case with total assets in excess of $5,000,000.

☐(vi)Purchaser is an entity in which all of the equity owners, or a grantor or revocable trust in which all of the grantors and trustees, qualify under clause (i), (ii), (iii), (iv) or (v) above or this clause (vi).  If Purchaser belongs to this investor category only, list on a separate sheet to be attached hereto the equity owners (or grantors and trustees) of Purchaser and the investor category which each such equity owner (or grantor and trustee) satisfies.

☐(vii)Purchaser cannot make any of the representations set forth in clauses (i) through (vi) above and is therefore not an Accredited Investor. Purchaser warrants that the investment in the Tokens does not represent more than 10% of the greater of Purchaser’s annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Purchaser #1:Purchaser #2: (if more than one individual)

(Signature)(Signature)

(Print Name)(Print Name)

Purchase Agreement page 19

Proprietary and Confidential

EXHIBIT D

ERISA REPRESENTATIONS

1.Purchaser is not acting on behalf of an entity which is deemed to hold the assets of an “Employee Benefit Plan”9 (which is subject to the fiduciary rules of ERISA) or a “Plan”10 (e.g., an entity of which 25% or more of any class of equity securities is held by Employee Benefit Plans or Plans, or an insurance company separate account holding “plan assets,” etc.) (each, a “Benefit Plan Investor”).

2.Purchaser is not a life insurance company using the assets of its general account.

9  Any plan, fund or program established or maintained by an employer or employee organization for the purpose of providing pension, welfare or similar benefits (i.e., deferred compensation arrangements) to employees, which is subject to the fiduciary rules of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

10  An individual retirement account (“IRA”), a Keogh plan or any other plan subject to Section 4975 of the Internal Revenue Code, as amended (the “Code”).

Purchase Agreement page 20

Proprietary and Confidential

EXHIBIT E

USA PATRIOT ACT COMPLIANCE

1.Name of the bank from which the Purchaser’s payment to the Partnership is being wired (the “Wiring Bank”):

2.Is the Wiring Bank located in the United States or another “FATF Country”11?

☐Yes
☐No

3.If the Purchaser answered “Yes,” is the Purchaser a customer of the Wiring Bank?

☐Yes
☐No

If the Purchaser answered “No” to questions 2 or 3 above, the Purchaser may be required, if the Purchaser is an individual, to produce a copy of a passport or identification card, together with any evidence of the Purchaser’s address, such as a utility bill or bank statement, and date of birth.  If the Purchaser is an entity, the Purchaser may be required to produce a certified copy of the Purchaser’s certificate of incorporation, articles of association (or the equivalent) or certificate of formation or limited partnership (or the equivalent), and the names, occupations, dates of birth and residential and business addresses of all directors.

3.

11 As of the date hereof, countries that are Token Holders of the Financial Action Task Force on Money Laundering (each an “FATF Country”) are:  Argentina, Australia, Austria, Belgium, Brazil, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Iceland, Ireland, Italy, Japan, Luxembourg, Mexico, Kingdom of the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, Turkey, United Kingdom, and the United States.  The list of FATF Countries may be expanded to include future FATF Token Holders and FATF compliant countries, as appropriate.

Purchase Agreement page 21

Proprietary and Confidential

EXHIBIT F

PRIVACY NOTICE

The Company is committed to protecting your privacy and maintaining the confidentiality and security of your personal information, and in connection therewith, this Privacy Policy is observed by Company.  This Privacy Policy explains the manner in which the Company collects, utilizes and maintains nonpublic personal information about its investors (“Investors”), as required under Federal Law.  This Privacy Policy only applies to products and services provided by the Company to individuals (including regarding investments in the Company) and which are used for personal, family, or household purposes (not business purposes).

Collection of Investor Information

The Company collects personal information about its Investors from the following sources:

1. Purchase forms, investor questionnaires, account forms, and other information provided by the Investor in writing, in person, by telephone, electronically or by any other means.  This information includes name, address, employment information, and financial and investment qualifications;

2. Transactions within the Company, including account balances, investments, distributions and fees;

3. Other interactions with the Company’s affiliates (for example, discussions with our staff and affiliated broker-dealer); and

4. Verification services and consumer reporting agencies, including an Investor’s creditworthiness or credit history.  (Company generally does not use these services.)

Disclosure of Nonpublic Personal Information

The Company may share nonpublic personal information about its Investors or potential Investors with affiliates, as permitted by law.  The Company does not disclose nonpublic personal information about its Investors or potential Investors to nonaffiliated third parties, except as permitted by law (for example, to service providers who provide services to the Investor or the Investor’s account).

The Company may share nonpublic personal information, without an Investor’s consent, with affiliated and nonaffiliated parties in the following situations, among others:

1. To respond to a subpoena or court order, judicial process or regulatory inquiry;

2. In connection with a proposed or actual sale, merger, or transfer of all or a portion of its business;

3. To protect or defend against fraud, unauthorized transactions (such as money laundering), law suits, claims or other liabilities;

4. To service providers of Company in connection with the administration and operations of the Company and the Company’s products and services, which may include brokers, attorneys, accountants, auditors, administrators or other professionals;

Purchase Agreement page 22

Proprietary and Confidential

5. To assist the Company in offering Company-affiliated products and services to its Investors;

6. To process or complete transactions requested by an Investor; and

7. For any proper purpose as contemplated by or permitted under the applicable Company offering, governing or organizing documents.

Former Customers and Investors

The same Privacy Policy applies to former Investors.

Protection of Investor Information

The Company maintains physical, electronic and procedural safeguards that comply with federal standards to protect customer information.  The Company restricts access to the personal and account information of Investors to those employees who need to know that information in the course of their job responsibilities.

Further Information

The Company reserves the right to change this Privacy Policy at any time.  The examples contained within this Privacy Policy are illustrations and are not intended to be exclusive.  This Privacy Policy complies with Federal Law regarding privacy.  You may have additional rights under other foreign or domestic laws that may apply to you.  All questions should be directed to Management Company Contact Information.

Purchase Agreement page 23

Proprietary and Confidential

EXHIBIT G

CORPORATE DOCUMENTS

Purchase Agreement page 24